UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 23, 2011

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382

(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Mintflower Place, 4th floor		HM 08
8 Par-La-Ville Rd, Hamilton, Bermuda

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth in Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

On June 23, 2011, Central European Media Enterprises Ltd. (the “Company”) entered into agreements to issue approximately $52.3 million aggregate principal amount of 5.0% Senior Convertible Notes due 2015 (the “New Notes”) in privately negotiated exchange transactions with holders of the Company’s 3.50% Senior Convertible Notes due 2013 (the “Old Notes”).  Pursuant to such transactions, holders will exchange an aggregate of approximately $52.3 million principal amount of the Old Notes for an equal principal amount of New Notes. Cash consideration to be paid to holders of the Old Notes, including a net interest payment equal to accrued interest on the Old Notes, less accrued interest on the New Notes,  will be approximately $4.6 million. CME initially issued $206.3 million aggregate principal amount of New Notes on February 18, 2011, as reported on a Form 8-K filed on February 22, 2011. The New Notes will be issued under the indenture (the “Indenture”) among the Company, Central European Media Enterprises N.V. (“CME NV”) and CME Media Enterprises B.V. (“CME BV”), as subsidiary guarantors, and Deutsche Bank Trust Company Americas, as trustee, security agent, paying agent, conversion agent, transfer agent and registrar dated February 18, 2011. The Company expects the issuance of the New Notes to be completed on or about June 29, 2011.

The New Notes will be issued to the holders of Old Notes pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) thereof on the basis that the exchange transactions constitute an exchange with existing holders of the Company’s securities and no commission or other remuneration will be paid or given directly or indirectly to any party for soliciting the exchange transactions. The Company will not receive any cash proceeds from the sale of the New Notes.

Interest on the New Notes will be paid semi-annually on each May 15 and November 15 at the rate of 5.0% per year.  The New Notes will mature on November 15, 2015.  Prior to August 15, 2015, the New Notes will be convertible following certain events as specified in the Indenture and from that date, at any time, based on an initial conversion rate of 20 shares of the Company’s Class A common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $50).  The conversion rate is subject to adjustment if the Company makes certain distributions to the holders of its Class A common stock, undergoes certain corporate transactions or a fundamental change, and in other circumstances specified in the New Notes.   From time to time up to and including August 15, 2015, the Company will have the right to elect to deliver (i) shares of the Company's Class A common stock, (ii) cash or (iii) a combination of cash and shares of the Company’s Class A common stock upon conversion of the New Notes. In addition, the holders of the New Notes will have the right to put the New Notes to the Company following the occurrence of certain fundamental changes (including a change of control, certain mergers, insolvency and a delisting). The Company has undertaken that it shall not effect any election with respect to the settlement method of the New Notes in a manner that is inconsistent with the Listing Standards of The NASDAQ Global Select Market.

The New Notes will be senior obligations of the Company and will rank equal in right of payment with its existing and future senior debt. The New Notes will be jointly and severally guaranteed by CME NV and CME BV and will be secured by a security interest in the shares of CME NV and CME BV. This collateral is currently pledged to secure the Company’s obligations under its existing senior debt.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: June 28, 2011	/s/ David Sturgeon
David Sturgeon
Deputy Chief Financial Officer